UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 20, 2015

Strategic Storage Growth Trust, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 333-193480

Maryland	46-2335760
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

111 Corporate Drive, Suite 120, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 872-1031

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

November and December 2015 Cash Distribution Declaration

On October 20, 2015, the board of directors of Strategic Storage Growth Trust, Inc. (the “Registrant”) declared a daily distribution in the amount of $0.000259 per share (equivalent to an annualized distribution rate of 1.0% assuming the Class T share was purchased for $9.47, and a rate of approximately 0.95% assuming the Class A share was purchased for $10.00) on the outstanding shares of common stock, payable to stockholders of record of such shares as shown on the Registrant’s books as of the close of business on each day of the period commencing on November 1, 2015 and ending December 31, 2015. Such distributions payable to each stockholder of record during a month will be paid on such date of the following month as the Registrant’s Chief Executive Officer may determine.

Fourth Quarter 2015 Stock Distribution Declaration

On October 20, 2015, the Registrant’s board of directors declared a stock distribution to the holders of record of all the issued and outstanding shares of Class A common stock and Class T common stock as of the close of business on December 31, 2015, in the amount of 0.0075 shares of Class A common stock, $0.001 par value per share, per each share of Class A common stock outstanding and 0.0075 shares of Class T common stock, $0.001 par value per share, per each share of Class T common stock outstanding (equivalent to a 0.75% stock distribution). Such stock distribution is to be issued on January 15, 2016.

The Registrant believes that the stock distribution should be a tax-free transaction for U.S. federal income tax purposes under Section 305(a) of the Internal Revenue Code of 1986, as amended, and the adjusted tax basis of each share of “old” and “new” common stock should be computed by dividing the adjusted tax basis of the old common stock by the total number of shares, old and new. The holding period of the common stock received in such non-taxable distribution is expected to begin on the date the taxpayer acquired the common stock which is the date that the distribution is made. Stockholders should consult their own tax advisors regarding the tax consequences of this stock distribution.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRATEGIC STORAGE GROWTH TRUST, INC.

Date: October 23, 2015	By:	/s/ Michael S. McClure
Michael S. McClure
Executive Vice President and Chief Financial Officer